UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
Live Nation, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32601 (Commission File Number)	20-3247759 (IRS Employer Identification No.)

9348 Civic Center Drive Beverly Hills, CA (Address of principal executive offices)	90210 (Zip Code)
Registrant’s telephone number, including area code: (310) 867-7000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On May 1, 2006, SFX Entertainment, Inc. (d/b/a Live Nation) (the “Company”), a subsidiary of Live Nation, Inc. (the “Parent”), entered into an employment agreement with Bruce Eskowitz (the “Employment Agreement”). The Employment Agreement provides that Mr. Eskowitz will serve as President of Global Venues and Sales.
          The term of the Employment Agreement began on October 1, 2005, and will end on September 30, 2007. Under the Employment Agreement, Mr. Eskowitz receives a base salary of $525,000 per year, which is subject to annual increases in accordance with Company policy, but in no event less than 4% each year. Mr. Eskowitz is eligible to receive a bonus in the amount of $225,000, payable upon execution of the Employment Agreement. Mr. Eskowitz’s relocation expenses to Los Angeles will be paid for by the Company. Also, beginning with calendar year 2006, Mr. Eskowitz is eligible to receive an annual performance bonus based upon year-over-year EBITDA (as defined in the Employment Agreement) growth in 1% increments for the accounting entities of Global Venues and Sales, which include Worldwide Venues, Corporate Alliances and Premium Seats. Mr. Eskowitz’s target bonus is $350,000 at 10% EBITDA growth. In addition, Mr. Eskowitz received a stock option grant for 200,000 shares of the Parent’s common stock pursuant to the Parent’s 2005 Stock Incentive Plan. The option price is equal to the fair market value on the grant date.
          The Company may terminate Mr. Eskowitz’s employment for any reason at any time, and Mr. Eskowitz may terminate the Employment Agreement at any time for Good Reason (as defined in the Employment Agreement), subject to the Company’s right to cure. If Mr. Eskowitz’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), Mr. Eskowitz will receive a lump sum payment of accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan. In addition, in the event of a termination by the Company without Cause, any stock options granted to Mr. Eskowitz during the term of the Employment Agreement will be deemed to have vested at a rate of 20% per year up to the date of termination. If Mr. Eskowitz terminates his employment with the Company for Good Reason, he will receive a lump sum payment of accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan. Additionally, in the event of a termination by the Company without Cause or by Mr. Eskowitz for Good Reason, Mr. Eskowitz may elect to either (i) sign a general release of claims and receive a lump sum amount equal to six months of his annual base salary, or (ii) serve as an exclusive part-time consultant for a period of six months after the date of termination (the “Consulting Period”), agree not to directly or indirectly compete with the Company during the Consulting Period, sign a general release of claims and receive a lump sum amount equal to six months of his annual base salary plus an amount equal to six months of his annual base salary, payable in accordance with ordinary payroll practices and deductions during the Consulting Period.
          The Employment Agreement provides that Mr. Eskowitz may not compete with the Company during his employment with the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during his employment with the Company, including any area within a 50 mile radius of any such location. The Employment Agreement also provides that Mr. Eskowitz may not solicit or hire employees or vendors of the Company, or any subsidiary or affiliate of the Company, during the term of his employment with the Company and for a period of 12 months thereafter. Additionally, Mr. Eskowitz is not allowed to disclose any confidential information related to the Company and agreed that he would not during employment and/or at any time thereafter use such confidential information to compete, directly or indirectly, with the Company.
          The description of the Employment Agreement set forth above is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Exhibit Title
10.1	Employment Agreement entered into May 1, 2006 by and between SFX Entertainment, Inc., d/b/a Live Nation and Bruce Eskowitz

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 5, 2006

LIVE NATION, INC.

By:	/s/ Kathy Willard

Kathy Willard
Executive Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
10.1	Employment Agreement entered into May 1, 2006 by and between SFX Entertainment, Inc., d/b/a Live Nation and Bruce Eskowitz